Exhibit 2.1

PURCHASE AND SUBSCRIPTION AGREEMENT

Dated October 22, 2025

TABLE OF CONTENTS

ARTICLE I. PURCHASE AND SALE		1
1.1.	Agreement to Purchase and Sell.	1
1.2.	Further Assurances.	1

ARTICLE II. PURCHASE PRICE; USE OF PROCEEDS		2
2.1.	Purchase Price.	2
2.2.	Use of Proceeds.	2
2.3.	Restrictions on Use of Proceeds.	2

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SATSCHEL		2
3.1.	Organization.	2
3.2.	Authorization.	3
3.3.	Satschel Securities.	3
3.4.	Subsidiaries.	4
3.5.	Absence of Restrictions and Conflicts.	4
3.6.	Title to Assets; Related Matters.	4
3.7.	Information Technology.	5
3.8.	Financial Statements.	6
3.9.	Legal Proceedings.	6
3.10.	Compliance with Law.	7
3.11.	Satschel Contracts.	8
3.12.	Taxes.	8
3.13.	Employment Matters.	9
3.14.	Gifts and Benefits.	9
3.15.	Export Control Laws.	9
3.16.	Insurance.	10
3.17.	Transactions with Affiliates.	10
3.18.	Licenses.	10
3.19.	Brokers, Finders and Investment Bankers.	11
3.20.	Data Room; Information Supplied.	11
3.21.	No Indebtedness.	11
3.22.	Approval of Agreement.	11
3.23.	Percentage Ownership of Satschel.	11
3.24.	Class A Common Stock of Satschel.	11
3.25.	Additional Representations, Acknowledgements and Warranties of Satschel Regarding the ETHZilla Shares.	11
3.26.	No Untrue Representation or Warranty.	14

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF ETHZILLA		15
4.1.	Organization.	15
4.2.	Authorization.	15
4.3.	Absence of Restrictions and Conflicts.	15
4.4.	Independent Investigation.	15
4.5.	Investment Representations.	16
1.2	Brokers, Finders and Investment Bankers.	16

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4.6.	Litigation.	16
4.7.	No Integrated Offering.	16
4.8.	Approval of Agreement.	17
4.9.	No Other Representations or Warranties.	17
4.10.	No Untrue Representation or Warranty.	17

ARTICLE V. JOINT REPRESENTATIONS AND CONFIRMATIONS		17
5.1.	Joint Representations of the Parties.	17

ARTICLE VI. CLOSING		18
6.1.	Closing.	18
6.2.	Satschel Closing Deliveries.	18
6.3.	ETHZilla Closing Deliveries.	19
6.4.	ETHZilla Post-Closing Deliveries.	19

ARTICLE VII. POST-CLOSING OBLIGATIONS		19
7.1.	Required Closing Cash Payments.	19
7.2.	ETHZilla Shares Lock-Up.	19
7.3.	Exclusive Listing Rights.	20
7.4.	Right of First Refusal for Future Equity Transactions.	20
ARTICLE VIII. POSITIVE COVENANTS OF SATSCHEL		21
8.1.	Board Representation.	21
8.2.	Quarterly Budget Meetings.	22
8.3.	Financial Reporting.	22
8.4.	Cash Minimum Requirement.	22
8.5.	Notification of Key Personnel Changes.	22
8.6.	Commercial Reasonableness.	22

ARTICLE IX. NEGATIVE COVENANTS OF SATSCHEL		23
9.1.	Budget Compliance.	23
9.2.	No New Business Lines.	23
9.3.	Capital Expenditures.	23
9.4.	Compensation Adjustments.	23
9.5.	Indebtedness.	23
9.6.	Sale or Disposition of Satschel.	23
9.7.	Public Listing or Reverse Merger.	23
9.8.	Issuance or Amendment of Indebtedness or Common Stock Equivalents.	24
9.9.	Amendment of Articles of Incorporation or Bylaws.	24

ARTICLE X. INDEMNIFICATION		24
10.1.	Indemnification Obligations of Satschel.	24
10.2.	Indemnification Obligations of ETHZilla.	24
10.3.	Calculation of Indemnification Obligations.	25

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10.4.	Indemnification Procedure.	25
10.5.	Claims Period.	27
10.6.	Liability Limits.	27
10.7.	Exclusive Remedy.	28

ARTICLE XI. CONSTRUCTION; DEFINITIONS		29
11.1.	Definitions.	29

ARTICLE XII. MISCELLANEOUS PROVISIONS		36
12.1.	Notices.	36
12.2.	Schedules and Exhibits.	36
12.3.	Assignment; Successors in Interest.	36
12.4.	Captions.	36
12.5.	Publicity.	37
12.6.	Governing Law; Consent to Jurisdiction; Waiver of Trial By Jury; Etc.	37
12.7.	Severability.	38
12.8.	Amendment.	38
12.9.	Enforcement of Certain Rights.	38
12.10.	Specific Performance; Injunctive Relief.	39
12.11.	Waivers.	39
12.12.	Integration.	39
12.13.	Cooperation Following the Closing.	39
12.14.	Transaction Costs.	39
12.15.	Construction.	40
12.16.	No Presumption from Drafting.	40
12.17.	Review and Construction of Documents.	40
12.18.	Electronic Signatures.	40

LIST OF EXHIBITS

Exhibit A	Form of Share Registration Form
Exhibit B	Form of Certificate of Accredited Investor Status

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PURCHASE AND SUBSCRIPTION AGREEMENT

THIS PURCHASE AND SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of October 22, 2025, is made and entered into by and between ETHZilla Corporation, a Delaware corporation (the “ETHZilla”), and Satschel, Inc., a Delaware corporation (the “Satschel”). ETHZilla and Satschel are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties desire to enter into this Agreement pursuant to which Satschel will sell to ETHZilla, and ETHZilla will purchase from Satschel, Class A Common Stock shares of Satschel (the “Satschel Common Stock”)  representing 15% of the Fully-Diluted Capitalization of Satschel (such shares being sold hereunder, the “Satschel Securities”) in consideration for cash and stock of ETHZilla as set forth in greater detail below (the “Purchase and Subscription”);

WHEREAS, the Board of Directors of ETHZilla and Satschel have approved the terms of this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Purchase and Subscription as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged by the Parties, and intending to be legally bound hereby, each Party hereby agrees:

CERTAIN CAPITALIZED TERMS USED HEREIN HAVE THE MEANINGS GIVEN TO SUCH TERMS IN ARTICLE XI.

ARTICLE I.
PURCHASE AND SALE

1.1. Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, at the Closing, Satschel will sell, transfer and deliver to ETHZilla, and ETHZilla will purchase and acquire from Satschel, all of the Satschel Securities, free and clear of all Liens.

1.2. Further Assurances.  Each Party shall on the Closing Date and from time to time thereafter, at the other Party’s reasonable request and without further consideration, execute and deliver to the other Party such instruments of transfer, conveyance and assignment as shall be reasonably requested to transfer, convey and assign the Satschel Securities to ETHZilla and otherwise to effect the transactions contemplated by this Agreement and the terms and conditions herein.

Purchase and Subscription Agreement

ARTICLE II.
PURCHASE PRICE; USE OF PROCEEDS

2.1. Purchase Price. The aggregate consideration paid for the Satschel Securities by ETHZilla at Closing shall be Fifteen Million Dollars ($15,000,000), consisting of (collectively, the “Purchase Price”):

2.1.1 $5,000,000 in cash (the “Closing Cash”); and

2.1.2 556,174 shares of restricted common stock of ETHZilla (“ETHZilla Shares”), which the Parties agree and confirm have a value of $10,000,000.

2.2. Use of Proceeds. Satschel shall use the Closing Cash as follows:

2.2.1 First, to repay in full the principal and interest outstanding under (a) that certain loan agreement between Alina Trombley and Austin Trombley and Satschel, and (b) that certain loan agreement between Sitting Pelican LLC and Satschel (collectively (a) and (b), the “Loan Agreements”), in accordance with the terms described in the respective Loan Agreements, which have been made available to ETHZilla prior to ETHZilla’s entry into this Agreement.

2.2.2 Second, to pay $200,000 to David Sukoff in accordance with the respective seller financing arrangement in effect immediately prior to Satschel’s entry into this Agreement, the details and breakdown of which have been provided to ETHZilla.

2.2.3 Third, for working capital.

The payments set forth in Sections 2.2.1 and 2.2.2 above, shall be made promptly following the Closing Date (the “Required Closing Cash Payments”).

2.3. Restrictions on Use of Proceeds. No part of the Closing Cash shall be used by Satschel to settle any litigation, Claims or Proceedings of Satschel or to make any payments to any Affiliates of Satschel, without the prior written consent of ETHZilla.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SATSCHEL

Satschel represents and warrants the following to ETHZilla as of the date hereof (which shall be automatically re-confirmed as the Closing Date):

3.1. Organization. Satschel is a corporation, duly formed, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Satschel is duly qualified or registered as a foreign corporation, to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where such failure to be so qualified or registered will not cause a Satschel Material Loss. Schedule 3.1 contains a correct and complete list of the jurisdictions in which Satschel is qualified or registered to do business as a foreign corporation. Satschel has made available to ETHZilla true, complete and correct copies of the Governing Documents of Satschel as in effect on the date hereof.

Purchase and Subscription Agreement

3.2. Authorization.  Satschel has all necessary power and authority to execute and deliver this Agreement and Satschel Ancillary Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and Satschel Ancillary Documents by Satschel, the performance by Satschel of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary action on the part of Satschel. This Agreement and Satschel Ancillary Documents have been duly executed and delivered by Satschel and constitute the valid and binding agreements of Satschel, enforceable against Satschel in accordance with their respective terms, subject to applicable bankruptcy insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

3.3. Satschel Securities.

3.3.1 Schedule 3.3.1 accurately and completely sets forth the capital structure of Satschel including the number of, percentage ownership of, and holders of, all securities and equity interests which are authorized and which are issued and outstanding. All of the issued and outstanding equity interests of Satschel (a) are duly authorized, validly issued, fully paid and nonassessable and (b) are held of record by the Persons and in the amounts set forth on Schedule 3.3.1. Except as set forth on Schedule 3.3.1, no equity interests of Satschel are reserved for issuance or are held as treasury securities, and (i) there are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, pre-emptive rights, subscriptions, Claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the equity interests of Satschel; (ii) there are no outstanding contracts or other agreements of Satschel, Satschel or any other Person to purchase, redeem or otherwise acquire any outstanding equity interests of Satschel, or securities or obligations of any kind convertible into equity interests of Satschel; (iii) there are no dividends which have accrued or been declared but are unpaid on the equity interests of Satschel; (iv) there are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to Satschel; (v) there are no voting agreements, stockholder agreements or other agreements relating to the management of Satschel; and (vi) there are no outstanding agreements or understandings restricting the transfer or sale of Satschel Securities, or which prohibit ETHZilla from acquiring Satschel Securities pursuant to this Agreement.

Purchase and Subscription Agreement

3.3.2 Satschel has no outstanding bonds, debentures, notes or other obligations which provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with Satschel on any matter.

3.4. Subsidiaries.  Satschel does not own directly or indirectly, any capital stock or other equities, securities or interests in, or any note or other contractual right exercisable or exchangeable for, or convertible into, any other corporation or in any limited liability company, partnership, joint venture or other entity, except as set forth on Schedule 3.4. Each of Satschel’s Subsidaries is an entity, duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Satschel’s Subsidaries is duly qualified or registered as a foreign entity, to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where such failure to be so qualified or registered will not cause a Satschel Material Loss.

3.5. Absence of Restrictions and Conflicts.  The execution, delivery and performance by Satschel of this Agreement and Satschel Ancillary Documents and the consummation of the transactions contemplated hereby and thereby: (a) will not create in any party the right to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement and (b) do not or will not (as the case may be) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (i) any term or provision of the Governing Documents of Satschel or its Subsidiaries, (ii) any Satschel Contract (defined below) or any other contract, agreement, permit, franchise, License or other instrument applicable to Satschel or its Subsidiaries, (iii) any judgment, decree or order of any court or Governmental Entity or agency to which Satschel is a party or by which Satschel or any of their respective properties are bound, or (iv) any Law or arbitration award applicable to Satschel, except in the cases of sub-clauses (ii), (iii) and (iv) of clause (b) where the violation, conflict, breach, default, loss of benefit, acceleration or failure to give notice will not have a Satschel Material Loss. No consent, approval, order, non-action or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to Satschel in connection with the execution, delivery or performance of this Agreement or Satschel Ancillary Documents, or the consummation of the transactions contemplated hereby or thereby.

3.6. Title to Assets; Related Matters.

3.6.1 Satschel and its Subsidiaries have good and valid title, a valid leasehold interest in, or a valid License for, all of the property and assets owned, leased, Licensed, operated or used by Satschel and such Subsidiaries, free and clear of all Liens, except Permitted Liens.

Purchase and Subscription Agreement

3.6.2 All material equipment and other items of tangible personal property and assets owned, leased, Licensed, operated or used by Satschel and its Subsidiaries, to Satschel's Knowledge (i) are in good operating condition and in a state of good maintenance and repair in accordance with normal industry practice, ordinary wear and tear excepted, (ii) were acquired and are usable in the Ordinary Course, and (iii) conform to all applicable Laws applicable thereto. Satschel has no Knowledge of any material defect or problem with any of such equipment, tangible personal property or assets other than ordinary wear and tear. Except for leased items that are subject to personal property leases, no Person other than Satschel and such Subsidiaries owns any equipment or other tangible personal property or assets situated on the premises of Satschel and such Subsidiaries.

3.6.3 Neither Satschel, its Subsidiaries nor any of their Affiliates owns or holds any assets or property (tangible or intangible) that is currently being used in connection with the business of Satschel and such Subsidiaries.

3.7. Information Technology.

3.7.1 Satschel and its Subsidiaries have taken all commercially reasonable precautions to preserve and document Satschel’s and such Subsidiaries’ material proprietary products, technology and trade secrets and to protect the secrecy, confidentiality and value of its material proprietary products, technology and trade secrets.

3.7.2 To the Knowledge of Satschel, on the date hereof, Satschel and such Subsidiaries own or hold valid leases and/or licenses to Satschel Systems which are used by or necessary for Satschel and such Subsidiaries to conduct their businesses as currently conducted. To the Knowledge of Satschel, upon the consummation of the transactions contemplated hereunder, Satschel and such Subsidiaries shall have the right to use and access Satschel Systems as required to carry on its respective businesses as currently conducted.

3.7.3 In the 12 months preceding the date hereof, to the Knowledge of Satschel, no IT Contract Supplier has been in material default of any IT Contract with respect to the provision of information and communications technology services to Satschel or such Subsidiaries.

3.7.4 Other than as could not reasonably be expected to result in a material adverse effect on the operations of Satschel or its Subsidiaries, Satschel and such Subsidiaries maintain and each IT Contract Supplier who manages Satschel Systems maintains, appropriate disaster recovery plans and security procedures with respect to the services being provided by any such IT Contract Supplier to Satschel and such Subsidiaries.

3.7.5 Since January 1, 2023, there have been no material interruptions, data losses or similar incidents attributable to Satschel Systems owned or used by Satschel or its Subsidiaries. To the Knowledge of Satschel, Satschel Systems owned or used by Satschel and such Subsidiaries have the capacity and performance necessary to meet in all material respects the requirements of its respective businesses as currently conducted, with respect to its usage of Satschel Systems.

Purchase and Subscription Agreement

3.7.6 As used herein, “Satschel Systems” means the material computer and data processing systems, material maintenance service agreements, and material information and material communications technologies used in the businesses of Satschel and its Subsidiaries.

3.7.7 As used herein, “IT Contract” means any material contract for the provision of information and communications technology (including hardware, software, databases) services and maintenance services to Satschel and its Subsidiaries.

3.7.8 “IT Contract Supplier” means any material third party supplier that is contractually obliged to provide information and communications technology services (including services with respect to hardware, software and databases) and maintenance services to Satschel and its Subsidiaries under any IT Contract.

3.8. Financial Statements.

3.8.1 There are no material liabilities or obligations of Satschel and its Subsidiaries that would reasonably be expected to have a Satschel Material Loss, other than those that are set forth on Schedule 3.8 or incurred in the Ordinary Course since the date hereof.

3.8.2 Satschel maintains a system of accounting controls that is sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.9. Legal Proceedings.

3.9.1 Except as set forth on Schedule 3.9.1, no suit, action, Claim, arbitration, Proceeding or investigation is pending or, to the Knowledge of Satschel, threatened against, relating to or involving Satschel or its Subsidiaries, or their respective business or its respective real or personal property before any Governmental Entity or arbitrator (a “Legal Proceeding”).

Purchase and Subscription Agreement

3.9.2 No actions, suits, Claims, investigations or other legal Proceedings are pending or, to Satschel’s knowledge, threatened against or by Satschel or its Subsidiaries, that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

3.10. Compliance with Law.

3.10.1 (i) Satschel and its Subsidiaries are, and since January 1, 2023, have been, in compliance with all applicable Laws, except where the failure to do so will not have a Satschel Material Loss; (ii)  Satschel and such Subsidiaries have not been charged with, nor received any written notice that they are under investigation with respect to, and, to the Knowledge of Satschel, neither Satschel, nor any of its Subsidiaries, are now under investigation with respect to, any violation of any applicable Law or other requirement of a Governmental Entity except where such violation would not reasonably be expected to result in a Satschel Material Loss; (iii) neither Satschel  nor any of its Subsidiaries are a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Governmental Entity or arbitrator, except where such order, judgment, decree, injunction, rule or award would not reasonably be expected to result in a Satschel Material Loss; (iv) Satschel and its Subsidiaries have filed all material reports and have all material Licenses required to be filed with any Governmental Entity on or before the date hereof; and (v) Satschel and its Subsidiaries have not failed to comply with any Law or authorization by any Governmental Entity to the extent that such failure is reasonably expected to result in or give rise to: (a) any criminal liability in respect of Satschel or any of its Subsidiaries, or (b) any restrictions, penalties, limitations or other Liens being imposed on Satschel or its Subsidiaries or their assets that would result in a Satschel Material Loss.

3.10.2 Satschel, its Subsidiaries and their agents are in compliance with all applicable U.S. and foreign Laws and regulations, including the following:

(i) all applicable certification, permitting, valuation, classification, reporting, and recordkeeping requirements concerning the importation of products; and

(ii) all applicable anti-bribery prohibitions as set forth in the FCPA against Satschel and such Subsidiaries, as a domestic concern other than as an issuer (as defined in the FCPA), making, or authorizing any party acting on Satschel’s and such Subsidiaries’ behalf to make, directly or indirectly, with a corrupt motive, any offer, payment, or promise to pay or give any money, property, services or anything of value to any foreign official (as defined by the FCPA) for the purpose of inducing or influencing any acts or decisions of any foreign official with regard to Satschel’s and such Subsidiaries’ business in order to obtain or retain business for or with, or secure an improper advantage for, Satschel or its Subsidiaries.

Purchase and Subscription Agreement

3.11. Satschel Contracts.   Each Satschel Contract is legal, valid, binding and enforceable in accordance with its respective terms with respect to Satschel and its Subsidiaries, as applicable, and, to the Knowledge of Satschel, each other party to such Satschel Contract. No material default or breach of Satschel or any of its Subsidiaries, exists under any Satschel Contract and, to the Knowledge of Satschel, no such default exists with respect to any third party to any Satschel Contract. Satschel and its Subsidiaries are not participating in any discussions or negotiations regarding modification of or amendment to any Satschel Contract or entry into any new material contract applicable to Satschel or such Subsidiaries or the real or personal property of Satschel or its Subsidiaries, except in the Ordinary Course. Each Satschel Contract that requires the consent of or notice to the other party thereto in order to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby (collectively, the “Required Consents”) has been obtained by Satschel as of the Closing Date, and as such, no breach, default or violation of any such contract, agreement or other instrument requiring consent or notice in connection with this Agreement or the transactions contemplated herein, has or will occur in connection with the Parties entry into this Agreement or the consumption of the transactions contemplated herein.

3.12. Taxes.

1.1.1 Tax Returns and Payment of Taxes. All Tax Returns of Satschel and its Subsidiaries required to have been filed through the date hereof in accordance with applicable Law have been duly filed and are correct and complete in all material respects. All Taxes, deposits of Taxes or other payments relating to Taxes due and owing by Satschel (whether or not shown on any Tax Return), have been paid in full. No extensions of time are in effect with respect to the dates on which any Tax Returns of Satschel were or are due to be filed. No written Claim has been made since the formation of Satschel or its Subsidiaries by a Governmental Entity in a jurisdiction where Satschel or its Subsidiaries do not file Tax Returns that Satschel or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. Satschel and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Satschel and its Subsidiaries have not made any payments, are not obligated to make any payments, and are not a party to any agreement that under certain circumstances obligate it to make any payments that will not be deductible under Section 280G of the Code. Satschel has delivered to ETHZilla correct and complete copies of all federal, state, local and foreign income Tax Returns (together with any agents’ reports) relating to its operations for taxable periods ended on or after December 31, 2023.

Purchase and Subscription Agreement

3.12.2 Tax Audits and Other Proceedings. No Claim for any Tax deficiency has been asserted or assessed in writing against Satschel or its Subsidiaries, which has not been paid or resolved. No Liens for Taxes (other than Taxes not yet due and payable or being contested in good faith by appropriate proceedings) upon any of the assets of Satschel or its Subsidiaries exist. To the Knowledge of Satschel, no Claims, audits, or investigations are pending or threatened against Satschel, or against Satschel or its Subsidiaries for any Tax. No outstanding waivers or agreements by or on behalf of Satschel or its Subsidiaries for the extension of time for the assessment of any Taxes or deficiency thereof exist. No requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by Satschel or its Subsidiaries, or any other matters relating to Taxes pending between Satschel or its Subsidiaries and any Governmental Entity exist.

3.13. Employment Matters.

3.13.1 Satschel and its Subsidiaries are not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. Since December 31, 2023 there has not been, nor to Satschel’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Satschel or its Subsidiaries.

3.13.2 Satschel and its Subsidiaries are in compliance with all applicable Laws pertaining to employment and employment practices, except to the extent that non-compliance will not result in a Satschel Material Loss. Except as will not have a Satschel Material Loss, no actions, suits, Claims, investigations or other legal Proceedings against Satschel are pending, or to the Knowledge of Satschel, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former employee of Satschel or its Subsidiaries, including, any Claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

3.14. Gifts and Benefits.  No Employee, consultant or agent of Satschel or its Subsidiaries have directly or indirectly, given or agreed to give, to any customer, supplier, governmental employee or any actual or purported agent of any of the foregoing who is or may be in a position to help or hinder Satschel or its Subsidiaries (or assist Satschel or its Subsidiaries in connection with any actual or proposed transaction): (a) any illegal gift or benefit, or (b) any gift or similar benefit which if not continued or repeated in the future, would have a Material Adverse Effect on the relationship of Satschel or its Subsidiaries with such Person.

3.15. Export Control Laws.  Satschel and its Subsidiaries have conducted its export transactions in compliance with applicable provisions of all applicable Laws relating to export controls and regulations.

Purchase and Subscription Agreement

3.16. Insurance.  Satschel and its Subsidiaries maintain adequate policies of insurance covering the business of Satschel and such Subsidiaries (collectively, the “Insurance Contracts”). Such Insurance Contracts are valid and binding in accordance with their terms and are in full force and effect. All premiums due thereunder and payable have been paid and, as of the date of this Agreement, no written notice of cancellation or termination has been received by Satschel or its Subsidiaries with respect to any Insurance Contracts. All such policies are valid, binding, outstanding and enforceable policies. There is no pending or to the knowledge of Satschel, threatened claims relating to any Insurance Contracts. To the Knowledge of Satschel, no notice of cancellation or termination has been received by Satschel or its Affiliates with respect to any such policy, and, to the Knowledge of Satschel, no act or omission has occurred which could reasonably be expected to result in cancellation of any such policy prior to its scheduled expiration date. To the Knowledge of Satschel, Satschel and its Subsidiaries have not been refused any insurance with respect to any material aspect of its operations nor has its coverage been materially limited by any insurance carrier to which it has applied for insurance. To the Knowledge of Satschel, neither Satschel, nor any Affiliate of Satschel, has received any notice from any insurance carrier issuing any such policy that insurance rates therefore will hereafter be materially increased or that there will hereafter be a cancellation or a material increase in a deductible or a nonrenewal of any such policy. Such policies of insurance are sufficient in all material respects for compliance by Satschel with all applicable requirements of Law and with the applicable requirements of all contracts to which they are a party.

3.17. Transactions with Affiliates.  Except as set forth on Schedule 3.17, and to the Knowledge of Satschel, none of Satschel, its Subsidiaries, its Affiliates, any officer or director of Satschel, any Person with whom any such officer or director has any direct or indirect relation by blood, marriage or adoption, any entity in which any such officer, director or Person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent of the stock of which is beneficially owned by all such officers, directors and Persons in the aggregate), any Affiliate of any of the foregoing and any current or former Affiliate of Satschel or its Subsidiaries has any interest in: (a) any contract, arrangement or understanding with, or relating to, Satschel and its Subsidiaries or the properties or assets of Satschel and its Subsidiaries; (b) any loan, arrangement, understanding, agreement or contract for or relating to Satschel and its Subsidiaries or the properties or assets of Satschel and its Subsidiaries; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by Satschel and its Subsidiaries. No part of the property or assets of any of the equity owners of Satschel and its Subsidiaries or any direct or indirect subsidiary or affiliate of any of such Person is used by Satschel or its Subsidiaries.

3.18. Licenses.  Schedule 3.18 is a correct and complete list of all Licenses held by Satschel and its Subsidiaries. Satschel and its Subsidiaries own or possess all Licenses that are necessary to enable it to carry on their operations as presently conducted. All such Licenses are valid, binding and in full force and effect. Except as set forth on Schedule 3.18, the execution, delivery and performance hereof and the consummation of the transactions contemplated hereby shall not adversely affect any such License, or require consent from, or notice to, any Governmental Entity. Satschel and its Subsidiaries have taken all necessary action to maintain each License. No loss or expiration of any License is threatened, pending, or reasonably foreseeable (other than expiration upon the end of any term).

Purchase and Subscription Agreement

3.19. Brokers, Finders and Investment Bankers.  Neither Satschel, nor its Subsidiaries, nor any officer, member, director or employee of Satschel nor any Affiliate of Satschel, has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

3.20. Data Room; Information Supplied.  All copies of and originals of all information, documents, financial statements, agreements and materials provided by Satschel (including its Representatives, legal counsels and accountants) to ETHZilla (the “Provided Materials”), or its Affiliates or Representatives as part of the due diligence process leading up to the Parties entry into this Agreement were (a) accurate and complete in all material respects when provided  and, to Satschel's Knowledge, remain materially accurate as of the Closing Date; and (b) did not contain any untrue statement of a material fact, or omit to include any material fact necessary to make the materials provided not misleading. Satschel acknowledges that ETHZilla (and its Affiliates) are relying on the accuracy and completeness of such Provided Materials in connection with its decision to enter into this Agreement and to consummate the transactions contemplated herein.

3.21. No Indebtedness.  As of the date hereof (a) no obligations exist with respect to any Indebtedness of Satschel, except as set forth on Schedule 3.8; and (b) no liabilities, Indebtedness, agreements or other obligations are owed between Satschel, on the one hand, and Satschel and its Affiliates, on the other hand, except as set forth on Schedule 3.21.

3.22. Approval of Agreement.  The Directors of Satschel shall have authorized the execution and delivery of this Agreement and approved this Agreement and the transactions contemplated hereby.

3.23. Percentage Ownership of Satschel.  At Closing, the Satschel Securities will represent 15% of Satschel’s Fully-Diluted Capitalization.

3.24. Class A Common Stock of Satschel.  At Closing, Satschel will only have outstanding Class A Common Stock.

3.25. Additional Representations, Acknowledgements and Warranties of Satschel Regarding the ETHZilla Shares.  Satschel represents, acknowledges and warrants the following to ETHZilla:

3.25.1 Satschel recognizes that the ETHZilla Shares have not been registered under the Securities Act, nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the ETHZilla Shares is registered under the Securities Act or unless an exemption from registration is available. Satschel may not sell the ETHZilla Shares without registering them under the Securities Act and any applicable state securities laws unless exemptions from such registration requirements are available with respect to any such sale;

Purchase and Subscription Agreement

3.25.2 Satschel is acquiring the ETHZilla Shares for its own account for long-term investment and not with a view toward resale, fractionalization or division, or distribution thereof, and it does not presently have any reason to anticipate any change in its circumstances, financial or otherwise, or particular occasion or event which would necessitate or require the sale or distribution of ETHZilla Shares. No one other than Satschel will have any beneficial interest in said securities. Satschel agrees to set forth the terms of its ownership, record address and social security number/EIN on the Share Registration Form, a form of which is attached hereto as Exhibit A (the “Share Registration Forms”);

3.25.3 Satschel acknowledges that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act, and has completed a Certificate of Accredited Investor Status, in the form attached hereto as Exhibit B (the “Satschel Certification”);

3.25.4  Satschel is aware of, has received and had an opportunity to review (A)  (i) ETHZilla’s Annual Report on Form 10-K for the year ended December 31, 2024; and (ii) ETHZilla’s Quarterly Reports on Form 10-Q and current reports on Form 8-K from January 1, 2025, to the date of Satschel’s entry into this Agreement (which filings can be accessed by going to https://www.sec.gov/search/search.htm, typing “ETHZilla Corp” in the “Name, ticker symbol, or CIK” field, and clicking the “Submit” button), in each case (i) through (ii), including the audited and unaudited financial statements, description of business, risk factors, results of operations, certain transactions and related business disclosures described therein (collectively the “Disclosure Documents”) and an independent investigation made by it of ETHZilla; (B) has, a reasonable time prior to the date of this Agreement, been given an opportunity to review material contracts and documents of ETHZilla and has had an opportunity to ask questions of and receive answers from ETHZilla’s officers and directors and has no pending questions as of the date of this Agreement; and (C) is not relying on any oral representation of ETHZilla or any other person, nor any written representation or assurance from ETHZilla; in connection with Satschel’s acceptance of the Securities and investment decision in connection therewith. Satschel acknowledges that due to its receipt of and review of the information described above, it has received similar information as would be included in a Registration Statement filed under the Securities Act;

Purchase and Subscription Agreement

3.25.5 Satschel has such knowledge and experience in financial and business matters such that Satschel is capable of evaluating the merits and risks of an investment in ETHZilla Shares and of making an informed investment decision, and does not require a representative in evaluating the merits and risks of an investment in ETHZilla Shares;

3.25.6 Satschel acknowledges that it is a sophisticated investor capable of assessing and assuming investment risks with respect to securities, including the ETHZilla Shares, and further acknowledges that ETHZilla is entering into this Agreement with Satschel in reliance on this acknowledgment and with Satschel’s understanding, acknowledgment and agreement that ETHZilla is privy to material non-public information regarding ETHZilla (collectively, the “Non-Public Information”), which Non-Public Information may be material to a reasonable investor, such as Satschel, when making investment disposition decisions, including the decision to enter into this Agreement, and Satschel’s decision to enter into this Agreement is being made with full recognition and acknowledgment that ETHZilla is privy to the Non-Public Information, irrespective of whether such Non-Public Information has been provided to Satschel. Satschel hereby waives any claim, or potential claim, it has or may have against ETHZilla relating to ETHZilla’s possession of Non-Public Information. Satschel has specifically requested that ETHZilla not provide it with any Non-Public Information. Satschel understands and acknowledges that ETHZilla would not enter into this Agreement in the absence of the representations and warranties set forth in this paragraph, and that these representations and warranties are a fundamental inducement to ETHZilla in entering into this Agreement;

3.25.7 Satschel has had an opportunity to ask questions of and receive satisfactory answers from ETHZilla, or any person or persons acting on behalf of ETHZilla, concerning the terms and conditions of this Agreement and ETHZilla, and all such questions have been answered to the full satisfaction of Satschel;

3.25.8 Satschel recognizes that an investment in ETHZilla is a speculative venture. The ownership of ETHZilla Shares as an investment involves special risks;

3.25.9 Satschel realizes that ETHZilla Shares cannot readily be sold as they will be restricted securities and therefore ETHZilla Shares must not be accepted unless Satschel has liquid assets sufficient to assure that such purchase will cause no undue financial difficulties and Satschel can provide for current needs and possible personal contingencies;

3.25.10  Satschel confirms and represents that it is able (i) to bear the economic risk of its investment, (ii) to hold ETHZilla Shares for an indefinite period of time, and (iii) to afford a complete loss of its investment;

Purchase and Subscription Agreement

3.25.11  Satschel has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional, legal, tax and financial advisors, the suitability of an investment in ETHZilla Shares for its particular tax and financial situation and its advisers, if such advisors were deemed necessary, have determined that ETHZilla Shares are a suitable investment for itself;

3.25.12  Satschel has not become aware of and has not been offered ETHZilla Shares by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to Satschel’s Knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising;

3.25.13 Satschel confirms and acknowledges that ETHZilla is under no obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of ETHZilla Shares by Satschel, and Satschel is solely responsible for determining the status, in its hands, of ETHZilla Shares acquired in connection herewith and the availability, if required, of exemptions from registration for purposes of sale or transfer of ETHZilla Shares;

3.25.14 Satschel confirms and acknowledges that ETHZilla Shares will bear the following restrictive legend (or a similar legend):

‘‘THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED WITHOUT EITHER: i) REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR ii) SUBMISSION TO THE CORPORATION OF AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION THAT SAID SHARES AND THE TRANSFER THEREOF ARE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS.’’

3.26. No Untrue Representation or Warranty.  No representation or warranty contained in this Agreement or any attachment, schedule, exhibit, certificate or instrument furnished to ETHZilla by Satschel pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

Purchase and Subscription Agreement

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF ETHZILLA

ETHZilla hereby represents and warrants to Satschel as follows as of the date hereof (which shall be automatically re-confirmed as of the Closing Date):

4.1. Organization. ETHZilla is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.2. Authorization.  ETHZilla has all necessary corporate power and authority to execute and deliver this Agreement and ETHZilla Ancillary Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and ETHZilla Ancillary Documents by ETHZilla, the performance by ETHZilla of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of ETHZilla. This Agreement has been and, as of the Closing Date, ETHZilla Ancillary Documents shall be, duly executed and delivered by ETHZilla and do or shall, as the case may be, constitute the valid and binding agreements of ETHZilla, enforceable against ETHZilla in accordance with their respective terms, subject to applicable bankruptcy insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

4.3. Absence of Restrictions and Conflicts.  The execution, delivery and performance of this Agreement and ETHZilla Ancillary Documents and the consummation of the transactions contemplated hereby and thereby do not or will not (as the case may be), violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under, or create in any part the right to terminate, modify or cancel (a) any term or provision of the organizational documents of ETHZilla, (b) any contract to which ETHZilla is a party, (c) any judgment, decree or order of any Governmental Entity to which ETHZilla is a party or by which ETHZilla or any of its properties is bound, or (d) any Law or arbitration award applicable to ETHZilla, except in the cases of clauses (b), (c) and (d) where the violation, conflict, breach, default, loss of benefit or acceleration will not, either individually or in the aggregate, materially delay or impair the ability of ETHZilla to consummate the transactions contemplated hereby, or by ETHZilla Ancillary Documents.

4.4. Independent Investigation.  ETHZilla has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of Satschel, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Satschel for such purpose. ETHZilla acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, ETHZilla has relied solely upon its own investigation and the express representations and warranties of Satschel set forth in this Agreement, including ARTICLE III and the Provided Materials; and (b) none of Satschel or its Subsidiaries or any other Person has made any representation or warranty as to Satschel, or its Subsidiaries or this Agreement, except as expressly set forth in this Agreement, including ARTICLE III (including the related portions of the Schedules).

Purchase and Subscription Agreement

4.5. Investment Representations.  ETHZilla is acquiring the Satschel Securities for its own account and not with a view to their distribution within the meaning of Section 2(a)(11) of the Securities Act. ETHZilla is an “accredited investor” as such term is defined under Rule 501 of the Securities Act. ETHZilla has such knowledge and experience in financial and business matters such that ETHZilla is capable of evaluating the merits and risks of an investment in the Satschel Securities and of making an informed investment decision, and does not require a representative in evaluating the merits and risks of an investment in the Satschel Securities. ETHZilla understands and agrees that a legend has been or will be placed on any certificate(s) or other document(s) evidencing the Satschel Securities in substantially the following form:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) THEY SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE SECURITIES ACT, OR (II) THE CORPORATION SHALL HAVE BEEN FURNISHED WITH AN OPINION OF COUNSEL, SATISFACTORY TO COUNSEL FOR THE CORPORATION, THAT REGISTRATION IS NOT REQUIRED UNDER ANY SUCH ACTS."

1.2 Brokers, Finders and Investment Bankers. Neither ETHZilla, nor an officer, director or employee of ETHZilla nor any Affiliate of ETHZilla, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

4.6. Litigation.  There are no Litigation or Claims pending or, to the knowledge of ETHZilla, threatened against ETHZilla or any of its Subsidiaries, except for those that would not be reasonably likely to have, either individually or in the aggregate, a material adverse effect on ETHZilla, its Subsidiaries or their operations.

4.7. No Integrated Offering.   Neither ETHZilla nor any Affiliates of ETHZilla, nor any Person acting on behalf of any of the foregoing, has, directly or indirectly, made any offers or sales of any security or solicited any offers to purchase any security, under circumstances that would require registration of any of the ETHZilla Shares issuable pursuant to this Agreement under the Securities Act or caused this offering of such shares of ETHZilla Shares to be integrated with prior offerings by ETHZilla for purposes of the Securities Act or any applicable stockholder approval requirements of any authority.

Purchase and Subscription Agreement

4.8. Approval of Agreement.  The Directors of ETHZilla have authorized the execution and delivery of this Agreement by ETHZilla and the transactions contemplated hereby.

4.9. No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV or in any ETHZilla Ancillary Documents to which it is a party, neither ETHZilla nor any other Person makes any other express or implied representation or warranty on behalf of ETHZilla, or any of its Affiliates or Representatives to Satschel.

4.10. No Untrue Representation or Warranty. No representation or warranty contained in this Agreement or any attachment, schedule, exhibit, certificate or instrument furnished to Satschel by ETHZilla pursuant hereto, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V.
JOINT REPRESENTATIONS AND CONFIRMATIONS

5.1. Joint Representations of the Parties. Satschel represents the following to ETHZilla and ETHZilla represents the following to Satschel:

5.1.1 Injunction. No effective injunction, writ or preliminary restraining order or any order of any nature is issued and outstanding by a Governmental Entity of competent jurisdiction to the effect that the Purchase and Subscription may not be consummated as provided herein, no Proceeding or lawsuit is commenced and ongoing by any Governmental Entity or third party for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice is received and outstanding from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby.

5.1.2 Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Entities required in connection with the execution, delivery or performance hereof are obtained or made.

Purchase and Subscription Agreement

ARTICLE VI.
CLOSING

6.1. Closing.  The Parties have executed this Agreement as of the date and year set forth in the introductory paragraph of this Agreement above and the “Closing” shall be deemed to have occurred and taken place at 8:00 a.m. on such date (the “Closing Date”).

6.2. Satschel Closing Deliveries.  At or prior to the Closing, Satschel has delivered to ETHZilla the following:

6.2.1 the organizational record books and minute books of Satschel;

6.2.2 the minutes of the Board of Directors of Satschel approving Satschel’s entry into this Agreement, the issuance of the Satschel Securities and the fact that such Satschel Securities will be fully-paid and non-assessable upon issuance;

6.2.3 Satschel Ancillary Documents;

6.2.4 a Share Registration Form and Satschel Certification;

6.2.5 certificates issued by appropriate Governmental Entities evidencing the status of Satschel, as of a date not more than five (5) calendar days prior to the Closing Date, in the jurisdiction of their incorporation, formation or organization, and as of a date not more than five (5) calendar days prior to the Closing Date, or such longer period as is reasonably practicable under the circumstances, in each other jurisdiction in which Satschel is qualified to conduct business as foreign entities;

6.2.6 a certificate executed by the Chief Executive Officer or Chief Financial Officer of Satschel certifying to the accuracy of the representations and warranties set forth in ARTICLE III hereof;

6.2.7 a certificate executed by the Secretary of Satschel certifying to the Certificate of Incorporation and amendments thereto of Satschel, the Bylaws of Satschel in effect as of the date thereof, the Board minutes of the Board of Satschel approving this Agreement and the terms hereof, and the incumbency of the signatories to this Agreement;

6.2.8 the Satschel Schedules; and

6.2.9 all other documents required to be entered into by Satschel, or Satschel pursuant hereto or reasonably requested by ETHZilla to convey Satschel Securities to ETHZilla or to otherwise consummate the transactions contemplated hereby.

Purchase and Subscription Agreement

6.3. ETHZilla Closing Deliveries. At or prior to the Closing, ETHZilla has delivered to Satschel the following:

6.3.1 minutes of the Directors of ETHZilla approving the issuance of ETHZilla Shares and approving the Purchase and Subscription;

6.3.2 a certificate executed by the Chief Executive Officer or Chief Financial Officer of ETHZilla certifying to the accuracy of the representations and warranties set forth in ARTICLE IV hereof; and

6.3.3 all other documents required to be entered into by ETHZilla pursuant hereto or reasonably requested by Satschel to otherwise consummate the transactions contemplated hereby.

6.4. ETHZilla Post-Closing Deliveries. Within five (5) Business Days of the Closing, ETHZilla shall deliver to Satschel certificates evidencing the ETHZilla Shares. Any Closing deliverable or document that cannot be finalized prior to Closing as a result of pending negotiation with a third party, or which requires the consent of a third party not controlled by Satschel, shall be delivered promptly upon receipt, and the Parties shall cooperate in good faith to obtain such consent or deliver the relevant document as soon as reasonably practicable following the Closing.

ARTICLE VII.
POST-CLOSING OBLIGATIONS

7.1. Required Closing Cash Payments. Satschel shall make the Required Closing Cash Payments promptly, but in no event later than five (5) days after the Closing Date.

7.2. ETHZilla Shares Lock-Up.  During the Lock-up Period, and without the prior written approval of ETHZilla, Satschel irrevocably agrees that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the ETHZilla Shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such ETHZilla Shares, whether any of these transactions are to be settled by delivery of any such ETHZilla Shares, in cash or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales with respect to any security of ETHZilla (these actions, collectively, “Transfer”). In furtherance of the foregoing, ETHZilla may (i) place an irrevocable stop order on all ETHZilla Shares, and (ii) notify ETHZilla’s transfer agent in writing of the stop order and the restrictions on such ETHZilla Shares under this Agreement and direct ETHZilla’s transfer agent not to process any attempts by Satschel to resell or transfer any ETHZilla Shares, except in compliance with this Agreement. For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

Purchase and Subscription Agreement

7.3. Exclusive Listing Rights.

7.3.1 Following the Closing, Satschel covenants and agrees that ETHZilla shall have the exclusive right to list Ethereum L2 Tokens on the Platform. In furtherance thereof, Satschel shall not, and shall ensure that none of its Affiliates or agents shall, directly or indirectly, offer, facilitate, or permit the listing of any Ethereum L2 Tokens on the Platform through any party other than ETHZilla without the prior written consent of ETHZilla.

7.3.2 In the event of a breach of this Section 7.3.1, ETHZilla shall be entitled to all remedies available at law or in equity, including injunctive relief, specific performance, and recovery of any damages arising from such breach.

7.3.3 The obligations set forth in this Section 7.3.1 shall survive the Closing and remain in full force and effect indefinitely from the Closing Date, unless earlier terminated in writing by ETHZilla.

7.3.4 For the purposes of this Section 7.3.1, “Ethereum L2 Tokens” means any digital tokens or assets issued on Ethereum Layer 2 protocols; and “Platform” means the liquidity.io platform.

7.4. Right of First Refusal for Future Equity Transactions.

7.4.1 General. ETHZilla shall have the right of first refusal to purchase all (or any part) of any New Satschel Securities (as defined in Section 7.4.2, below) that Satschel may from time to time issue or sell, or offer to issue or sell, for a period of the earlier of (a) Satchel becoming publicly-traded, or (b) 5 years following the Closing Date.

7.4.2 New Satschel Securities. “New Satschel Securities” shall mean any Satschel Common Stock, any other common stock of Satschel, or preferred stock of Satschel, whether now authorized or not, and rights, options or warrants to purchase such Satschel Common Stock, other common stock of Satschel, or preferred stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Satschel Common Stock, other common stock of Satschel, or preferred stock.

7.4.3 Procedures. In the event that Satschel proposes to undertake an issuance of New Satschel Securities, it shall give ETHZilla written notice of its intention to issue New Satschel Securities (the “Notice”), describing the type of New Satschel Securities and the price and the general terms upon which Satschel proposes to issue such New Satschel Securities, including any proposed purchaser of New Satschel Securities. ETHZilla shall have ten (10) days from the receipt of such Notice to agree in writing to purchase such New Satschel Securities (or any portion thereof) for the price and upon the general terms specified in the Notice by giving written notice to Satschel and stating therein the quantity of New Satschel Securities to be purchased. If ETHZilla fails to agree in writing within such ten (10) day period to purchase all or any portion of such New Satschel Securities, Satschel shall have the right to sell the portion of the New Satschel Securities which ETHZilla has not elected to purchase, during the 90 days thereafter, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in Satschel’s Notice to ETHZilla. In the event that Satschel has not issued and sold the New Satschel Securities within such 90 day period, then Satschel shall not thereafter issue or sell any New Satschel Securities without again first offering such New Satschel Securities to ETHZilla pursuant to this Section 7.4. If the terms of the proposed issue of New Satschel Securities change at any time from those set forth in the Notice to be materially more favorable to the purchaser thereof, ETHZilla shall once again be provided an updated Notice with such changed terms and shall have another right of first refusal pursuant to the terms of Section 7.4.1 hereof and this Section 7.4.3, to acquire up to the entire amount of the New Satschel Securities offered by Satschel, or such lesser amount that ETHZilla shall so designate. ETHZilla shall be required to purchase the New Satschel Securities it agreed to purchase from Satschel on the terms, and subject to the conditions set forth in the written notice from ETHZilla to Satschel, at the same time as the sale of the other New Satschel Securities to be sold by Satschel, or in the event ETHZilla has determined to acquire all of the New Satschel Securities, on such terms as are mutually agreed between Satschel and ETHZilla.

Purchase and Subscription Agreement

ARTICLE VIII.
POSITIVE COVENANTS OF SATSCHEL

From and after the Closing, and until the Covenant Termination Date (or such earlier or later date as set forth below, including for the sake of clarity, Section 8.1, which shall modify the Covenant Termination Date as set forth therein for all purposes), Satschel covenants and agrees as follows:

8.1. Board Representation. Satschel shall cause one (1) representative designated by ETHZilla (the “ETHZilla Board Representative”) to be appointed to the Board of Directors of Satschel (the “Board”) promptly following the Closing by the action of the Board and without a shareholder vote. Satschel shall take all necessary corporate and contractual actions to ensure such appointment remains in effect until the date that ETHZilla and its Affiliates do not beneficially own (as calculated in accordance with Rule 13d-3 of the Exchange Act) any equity interest in Satschel (such date, the “Board Appointment Termination Date”). The ETHZilla Board Representative shall have the same rights, privileges (including indemnification), expense reimbursement and compensation, and obligations as any other director of Satschel, subject to applicable law. Upon the death, resignation, retirement, disqualification, or removal from office as a member of the Board of the ETHZilla Board Representative, ETHZilla shall have the right to designate a replacement for such ETHZilla Board Representative. The Board shall use its commercially reasonable efforts to take all action required to fill the vacancy resulting therefrom with such person, using all reasonable best efforts to have such person elected as director of Satschel by the Board and thereafter by soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board, as the case may be. ETHZilla shall have the right to remove any ETHZilla Board Representative with written notice to Satschel and/or to replace any ETHZilla Board Representative, with or without cause. Following the Closing and until the Board Appointment Termination Date, the Board of Satschel shall nominate the ETHZilla Board Representative to the Board of Satschel for approval by Satschel’s shareholders at each annual meeting of shareholders and recommend that the shareholders of Satschel appoint the ETHZilla Board Representative as a member of the Board. Satschel shall use its reasonable best efforts to have the Board Representative elected as a director of Satschel by the shareholders of Satschel, and Satschel shall solicit proxies for the Board Representative to the same extent as it does for any of its other Satschel nominees to the Board of Directors.

Purchase and Subscription Agreement

8.2. Quarterly Budget Meetings. Satschel shall convene quarterly meetings of the Board to approve a quarterly budget for Satschel (the “Quarterly Budget”) and to review Satschel’s financial performance. The ETHZilla Board Representative shall be entitled to participate fully in such meetings. No increase to Satschel’s budgeted spending assumptions prior to total offset from revenue shall be effective without the consent of the ETHZilla Board Representative.

8.3. Financial Reporting. Satschel shall deliver to the ETHZilla Board Representative:

(a) unaudited quarterly financial statements (including balance sheet, income statement, and cash flow statement) within forty-five (45) days following the end of each fiscal quarter; and

(b) audited annual financial statements prepared in accordance with GAAP within ninety (90) days following the end of each fiscal year.

8.4. Cash Minimum Requirement. Satschel shall at all times maintain a minimum unrestricted cash balance of not less than $1,000,000. Satschel shall promptly notify the ETHZilla Board Representative in writing if Satschel’s cash balance falls to or below $2,000,000.

8.5. Notification of Key Personnel Changes. Satschel shall promptly provide written notice to the ETHZilla Board Representative of the resignation, termination, or other cessation of employment of Eric Choi and/or Austin Trombley.

8.6. Commercial Reasonableness. Satschel shall use commercially reasonable efforts to comply with the covenants set forth in this ARTICLE VIII, above; provided, however, that Satschel shall not be required to take any action that would reasonably be expected to materially impair its ordinary business operations or result in a violation of applicable law. Notwithstanding anything to the contrary in this Agreement, the covenants in this ARTICLE VIII, above, are not intended to prevent Satschel from carrying on its business in the ordinary course or from acting in good faith to address exigent circumstances, so long as any material deviation from the covenants is promptly disclosed to ETHZilla.

Purchase and Subscription Agreement

ARTICLE IX.
NEGATIVE COVENANTS OF SATSCHEL

Without the prior written approval of ETHZilla, until the Covenant Termination Date, Satschel shall not, and shall cause its subsidiaries not to:

9.1. Budget Compliance. Expend funds in excess of the approved Quarterly Budget; provided, however, that (i) budget overruns of up to 7.5% of any individual budgeted line item, or up to $25,000 in the aggregate in any fiscal quarter, shall not require prior consent, and (ii) consent to any overages requested by Satschel shall not be unreasonably withheld, conditioned, or delayed.

9.2. No New Business Lines. Enter into or pursue any new business lines, markets, or material product or service offerings not contemplated by a business plan or budget previously approved by ETHZilla.

9.3. Capital Expenditures. Make or commit to make any capital expenditures (“CAPEX”) in excess of $100,000 (individually or in the aggregate in any fiscal quarter).

9.4. Compensation Adjustments. Increase the base salary, cash bonuses, option grants, or other incentive compensation of any C-level executive officer of Satschel.

9.5. Indebtedness. Following the payment of the Required Closing Cash Payments, incur, assume, guarantee, or otherwise become liable for any additional Indebtedness, except for (i) trade payables incurred in the ordinary course of business consistent with past practice, and (ii) purchase money obligations or equipment leases not exceeding $50,000 in the aggregate outstanding at any time.

9.6. Sale or Disposition of Satschel. Approve or consummate any merger, consolidation, sale or license of all or substantially all of Satschel’s assets, sale of a controlling equity interest, or similar transaction without the prior approval of the Board, including the required affirmative vote of the ETHZilla Board Representative, which consent shall not be unreasonably withheld, conditioned, or delayed.

9.7. Public Listing or Reverse Merger. Approve or consummate any public listing, initial public offering, direct listing, or reverse merger involving Satschel without the prior approval of the Board, including the affirmative vote of the ETHZilla Board Representative, which consent shall not be unreasonably withheld, conditioned, or delayed.

Purchase and Subscription Agreement

9.8. Issuance or Amendment of Indebtedness or Common Stock Equivalents. Authorize or issue, or amend any of the terms of any outstanding: (a) Indebtedness or (b) Common Stock Equivalents, without the prior approval of the Board, including the affirmative vote of the ETHZilla Board Representative, which consent shall not be unreasonably withheld, conditioned, or delayed.

9.9. Amendment of Articles of Incorporation or Bylaws. Authorize, approve or affect, any amendment of any term of Satschel’s Articles of Incorporation, as amended as of the Closing Date, or Bylaws, as amended as of the Closing Date, without the prior approval of the Board, including the affirmative vote of the ETHZilla Board Representative, which consent shall not be unreasonably withheld, conditioned, or delayed.

ARTICLE X.
INDEMNIFICATION

10.1. Indemnification Obligations of Satschel.  Satschel shall indemnify, defend and hold harmless ETHZilla Indemnified Parties from, against, and in respect of, any and all Claims, liabilities, obligations, damages, losses, costs, expenses, charges, assessments, interest, penalties, fines and judgments (at equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to:

10.1.1 any breach or inaccuracy of any representation or warranty made by Satschel in this Agreement or Satschel Ancillary Documents;

10.1.2 any breach of any covenant, agreement or undertaking made by Satschel in this Agreement or Satschel Ancillary Documents; and

10.1.3 any expenses related to the negotiation and preparation of this Agreement and the transactions contemplated herein and incurred or payable by Satschel prior to Closing, including any brokerage or finders’ fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with Satschel (or any Person acting on their behalf)  in connection with the transactions contemplated hereby.

The Claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments of ETHZilla Indemnified Parties described in this Section 10.1 as to which ETHZilla Indemnified Parties are entitled to indemnification are collectively referred to as “ETHZilla Losses.”

10.2. Indemnification Obligations of ETHZilla.  ETHZilla shall indemnify and hold harmless the Satschel Indemnified Parties from, against and in respect of any and all Claims, liabilities, obligations, losses, damages, costs, expenses, charges, assessments, interest, penalties, fines and judgments (at equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to:

10.2.1 any breach or inaccuracy of any representation or warranty made by ETHZilla in this Agreement or in any ETHZilla Ancillary Document; and

Purchase and Subscription Agreement

10.2.2 any breach of any covenant, agreement or undertaking made by ETHZilla in this Agreement or in any ETHZilla Ancillary Document.

The Claims, liabilities, obligations, losses, damages, costs, expenses, penalties, fines and judgments of Satschel Indemnified Parties described in this Section 10.2 as to which Satschel Indemnified Parties are entitled to indemnification are collectively referred to as “Satschel Losses.”

10.3. Calculation of Indemnification Obligations. For purposes of determining (x) whether there has been a breach or inaccuracy of a representation and warranty; and (y) the amount of any Satschel Losses or ETHZilla Losses, (i) each representation and warranty in this Agreement shall be deemed made without any qualifications or limitations as to materiality and (ii) without limiting the foregoing, the words “material,” “Material Adverse Effect,” and words of similar import shall be deemed deleted from any such representation and warranty.

10.4. Indemnification Procedure.

1.2.1 Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or Proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any ETHZilla Loss or Satschel Loss (as the case may be), such Indemnified Party shall notify ETHZilla or Satschel, as the case may be (the “Indemnifying Party”), promptly following the Indemnified Party’s receipt of such complaint or notice of the commencement of such audit, investigation, action or Proceeding; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such Claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in harm to the Indemnifying Party. The Indemnifying Party may, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter assuming full responsibility for any ETHZilla Losses or Satschel Losses (as the case may be) resulting from such audit, investigation, action or Proceeding, assume the defense of such audit, investigation, action or Proceeding, to the extent such audit, investigation, action or Proceeding involves solely monetary damages, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, however, that an Indemnifying Party will not be entitled to assume the defense of any audit, investigation, action or Proceeding if (i) such Claim may result in criminal liability of, or equitable remedies against, the Indemnified Party; or (ii) the Indemnified Party reasonably believes that the interests of the Indemnifying Party and the Indemnified Party with respect to such Claim are in conflict with one another, and as a result, the Indemnifying Party may not adequately represent the interests of the Indemnified Party in such Claim. If, however, the Indemnifying Party declines or fails to assume, or is not permitted to assume, the defense of the audit, investigation, action or Proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty (20) day period, or if the Indemnifying Party is not entitled to assume the defense of the audit, investigation, action or Proceeding in accordance with the preceding sentence, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or Proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel for the Indemnified Party as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or Proceeding. If the Indemnifying Party fails to diligently prosecute the defense of any audit, investigation, action or Proceeding, the Indemnified Party may pay, compromise, and defend such audit, investigation, action or Proceeding and seek indemnification for any and all Claims, liabilities, losses, damages, costs, expenses, penalties, fines, judgments and fees based upon, arising from or relating to such audit, investigation, action or Proceeding. In any audit, investigation, action or Proceeding for which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, may participate in such matter and retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

Purchase and Subscription Agreement

10.4.2 No Indemnified Party may settle or compromise any audit, investigation, action or Proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume, or is not permitted to assume, and maintain the defense of such Claim pursuant to Section 10.4.1 or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, managers, employees and Affiliates from all liability arising out of such Claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party and its officers, directors, managers, employees and Affiliates from all liability arising out of such Claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

10.4.3 If an Indemnified Party Claims a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such Claim to the Indemnifying Party. Such notice shall specify the basis for such Claim. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this ARTICLE X or the amount thereof, the Claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this ARTICLE X, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Claim (or any portion of the Claim) is estimated, on such later date when the amount of such Claim (or such portion of such Claim) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such Claim as provided above, as promptly as possible, the Indemnified Party and the Indemnifying Party shall establish the merits and amount of such Claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such Claim, the Indemnifying Party shall pay to the Indemnified Party in immediately available funds in an amount equal to such Claim as determined hereunder.

10.4.4 If ETHZilla believes that Satschel has breached any covenant of this Agreement, ETHZilla shall provide written notice to Satschel specifying the nature of the breach in reasonable detail. Satschel shall have fifteen (15) days after receipt of such notice to cure the breach to ETHZilla’s reasonable satisfaction before ETHZilla may exercise any contractual remedies, unless the breach is incapable of cure; provided, however, that no such notice or opportunity to cure shall be required in the event of an Emergency or where ETHZilla's good faith determination, based on objective circumstances, it is determined that the giving of such notice or the delay in taking action could materially adversely affect ETHZilla’s rights, interests, or remedies under this Agreement or otherwise cause material harm. “Emergency” means circumstances involving: (i) imminent threat to health or safety; (ii) material risk of criminal liability; (iii) violation of court order or regulatory deadline; or (iv) breach threatening immediate and irreparable harm to ETHZilla's investment in Satchel or rights under this Agreement.

Purchase and Subscription Agreement

10.5. Claims Period.  The Claims Period hereunder for shall begin on the date hereof and terminate twenty-four (24) months after the Closing Date, provided that, the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Date shall survive for the period provided in such covenants and agreements, if any, or until fully performed. Notwithstanding the foregoing, if, before the close of business on the last day of the applicable Claims Period, the Indemnifying Party is properly notified of a Claim for indemnity hereunder and such Claim is not finally resolved or disposed of at such date, such Claim shall continue to survive and shall remain a basis for indemnity hereunder until such Claim is finally resolved or disposed of in accordance with the terms hereof.

10.6. Liability Limits.  Notwithstanding anything to the contrary set forth herein, no ETHZilla Indemnified Party shall be indemnified by Satschel under this ARTICLE X for any ETHZilla Losses and no Satschel Indemnified Party shall be indemnified by ETHZilla under this ARTICLE X for any Satschel Losses with respect to any Claim unless such Claim involves ETHZilla Losses or Satschel Losses, as applicable, in excess of $50,000 (the “Deductible”), after which Satschel or ETHZilla, as applicable, shall be obligated for such aggregate ETHZilla Losses or Satschel Losses, as applicable, from the first dollar.

10.6.1 The total aggregate amount of the liability of Satschel for ETHZilla Losses pursuant to Section 10.1.1, Section 10.1.2 and Section 10.1.3 and of ETHZilla pursuant to Section 10.2.1, shall be limited to $2,000,000 (the “Cap”).

10.6.2 Neither the Deductible nor the Cap shall apply to any ETHZilla Losses or Satschel Losses (i) which are not expressly subject to the Cap; or (ii) in respect of any fraud Claim.

10.6.3 Payments by an Indemnifying Party pursuant to Section 10.1 or Section 10.2 in respect of any ETHZilla Loss or Satschel Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party (or Satschel) in respect of any such Claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses before seeking indemnification under this Agreement.

10.6.4 In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, exemplary, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple (except to the extent such types of damages constitute losses to a third party as a result of any Claim).

Purchase and Subscription Agreement

10.6.5 The amount of any indemnity obligation of any Indemnifying Party to the Indemnified Parties provided in this Agreement shall be computed net of any insurance proceeds actually received by an Indemnified Party (net of any deductible amounts, increases in premiums and costs and expenses incurred with respect to such insurance Claims) in connection with or as a result of any Claim giving rise to an indemnification Claim hereunder. If the indemnity amount is paid to the Indemnified Parties by any Indemnifying Party prior to the Indemnified Party’s actual receipt of insurance proceeds related thereto, the Indemnified Party shall, if permissible by the terms of the applicable policy, assign its right to such insurance and allow the Indemnifying Party to pursue collection of such insurance proceeds or, if such payment has been made by any of the Indemnifying Parties, and an Indemnified Party subsequently receives such insurance proceeds, then the Indemnified Party shall promptly pay to or at the direction of the Indemnifying Party the amount of such insurance proceeds subsequently received (net of all related costs, expenses and other losses), but not more, in the aggregate, than the indemnity amount paid by the Indemnifying Party. Notwithstanding the foregoing, no Indemnified Party shall be required to (i) pursue such insurance prior to seeking indemnification under this ARTICLE X or (ii) commence litigation to recover proceeds under such insurance policies if it is unreasonable do so.

10.6.6 No Indemnified Party shall be entitled to indemnification hereunder for any loss in respect of any Claim to the extent that (i) such loss would not have arisen but for the enactment of any legislation not in effect on the Closing Date or any change of any Law or administrative practice of any Governmental Entity after the Closing Date or any change in any generally accepted accounting principles after the Closing Date, including in each case any legislation or change which takes effect retrospectively, (ii) such loss has arisen as a result of any act or omission by the party seeking indemnification on or after the Closing Date (including without limitation resulting from any change in accounting principles, practices or methodologies) and to the extent of any loss arising from any breach by the party seeking indemnification of its obligations under this Agreement (provided such party’s breach is a principal cause or principal contributing factor to such party's Losses related thereto), and (iii) such loss is offset by a corresponding gain accruing after the Closing Date, directly or indirectly, to the benefit of the party seeking indemnification, as a direct result of the act, matter, omission or circumstance giving rise to such loss.

10.7. Exclusive Remedy.  The Parties agree that, excluding (a) any Claim for injunctive or other equitable relief or (b) any Claim related to fraud by any of Satschel, Satschel Subsidiaries, or ETHZilla in connection with the transactions related to this Agreement, and any Right of Set Off applicable to ETHZilla, the indemnification provisions of this ARTICLE X are intended to provide the sole and exclusive remedy as to all Claims either Satschel, on the one hand, or ETHZilla, on the other hand, may incur arising under, from, out of or relating to this Agreement. Neither Party nor any other Person will have any other entitlement, remedy or recourse, whether in contract or tort, by law or equity. All such other entitlements, remedies and recourse are expressly waived and released by the Parties, to the fullest extent permitted by law. Except as otherwise set out in the first sentence in this Section 10.7, the Parties agree that neither Party shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

Purchase and Subscription Agreement

ARTICLE XI.
CONSTRUCTION; DEFINITIONS

11.1. Definitions.  In addition to other terms defined throughout this Agreement, the following terms have the following meanings when used herein:

11.1.1 “Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

11.1.2 “Business Day” means any day except Saturday, Sunday or any day on which banks are authorized by Law to be closed in Palm Beach, Florida.

11.1.3 “Claim” means any claim (including any product liability, malpractice or errors or omission claim), demand, complaint, cause of action, investigation, inquiry, suit, action, hearing, notice of violation or legal, administrative, arbitrative or other Proceeding.

11.1.4 “Claims Period” means the period during which a claim for indemnification may be asserted hereunder by an Indemnified Party.

11.1.5 “Closing Date” means the date on which the Closing occurs.

11.1.6 “Closing” means the consummation of the transactions contemplated by this Agreement at the date and time set forth in Section 6.1 of this Agreement.

11.1.7 “Code” means the United States Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

11.1.8 “Common Stock Equivalents” means any capital stock or other security of Satschel or any of its subsidiaries that is at any time and under any circumstances directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any capital stock or other security of Satschel (including, without limitation, Satschel Common Stock) or any of its subsidiaries.

Purchase and Subscription Agreement

11.1.9 “Confidential Information” means any data or information of Satschel (including trade secrets) that is used in or valuable to the operation of Satschel’s business and is not generally available to the public or competitors.

11.1.10  “Contract” means a contract, agreement, lease, indenture, mortgage, deed of trust, evidence of indebtedness, binding commitment or instrument, whether oral or written to which any of Satschel or its Subsidiaries, in each case, is a party or by which any of them is bound.

11.1.11  “Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

11.1.12 “Covenant Termination Date” means the Board Appointment Termination Date.

11.1.13  “Directors” means the (i) Board of Directors of a corporation; (ii) the Managers of a limited liability company, if manager managed and the Members of a limited liability company, if member managed; or (iii) the General Partner of a partnership, as applicable, or in each case similar management personnel of the applicable entity, which are authorized to govern the entity and have authority to approve and adopt, among other things, this Agreement and the terms and conditions hereof.

11.1.14 “ETHZilla Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by ETHZilla in connection with the transactions contemplated hereby, including, but not limited to the Transaction Documents which ETHZilla is party to.

11.1.15 “ETHZilla Indemnified Parties” means ETHZilla and its Affiliates, each of their respective Representatives and each of the heirs, personal representatives, successors and assigns of any of the foregoing.

11.1.16 “ETHZilla Shares” has the meaning given to such term in Section 2.1.

11.1.17 “Exhibit” means any exhibit attached to this Agreement.

11.1.18 “FCPA” means the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq.

11.1.19 “Fully-Diluted Capitalization” means the number of shares of outstanding Satschel Common Stock on a fully-diluted basis, including (i) conversion or exercise of all securities convertible into or exercisable for Satschel Common Stock, (ii) exercise of all outstanding options and warrants to purchase Satschel Common Stock, and (iii) the shares reserved or authorized for issuance under Satschel’s existing stock option plan or any stock option plan.

Purchase and Subscription Agreement

11.1.20 “GAAP” means generally accepted accounting principles in the United States of America as applied consistently with the past practices of Satschel.

11.1.21 “Governing Documents” means (i) the articles or certificate of incorporation, or certificate of formation, and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (iv) the limited liability partnership agreement and the certificate or articles of limited liability partnership of a limited liability partnership; (v) the operating agreement or limited liability company agreement and the articles of organization or certificate of formation of a limited liability company; (vi) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (vii) any amendment to any of the foregoing.

11.1.22 “Governmental Entity” means any federal, state, local or foreign government, any political subdivision thereof, or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, or any self-regulating body, including a stock exchange, and any related arbitrator.

11.1.23 “Indebtedness” means any obligation or other Liability of Satschel under or for any of the following (excluding any trade payable): (a) indebtedness with respect to borrowed money (including if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) any obligation evidenced by a note, bond, debenture or similar instrument; (c) swap or hedging contract; (d) capital lease or financial lease (but excluding operating leases); (e) banker acceptance; (f) purchase money mortgage, indenture, deed of trust, or other purchase money lien or conditional sale or other title retention agreement; (g) indebtedness secured by any mortgage, indenture or deed of trust upon any assets; (h) any other deferred purchase price of property or services for which Satschel is liable, contingently or otherwise as obligor, guarantor, or otherwise, or in respect of which Satschel otherwise assures against loss and (i) any interest, fee or expense accrued relating to any of the foregoing.

11.1.24  “Indemnified Party” means an ETHZilla Indemnified Party or a Satschel Indemnified Party, as applicable as defined in Sections 11.1.15 and 11.1.41, respectively.

11.1.25 “Knowledge” means all facts that are known, after reasonable inquiry, (a) with respect to Satschel, by Eric Choi, Austin Trombley, and Alina Trombley; and (b) with respect to ETHZilla, by the Chief Executive Officer of ETHZilla.

Purchase and Subscription Agreement

11.1.26 “Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Entity.

11.1.27 “Legal Dispute” means any action, suit, arbitration or Proceeding between or among the Parties and their respective Affiliates arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

11.1.28 “Liability” means any direct or indirect obligation, indebtedness, commitment, expense, Claim, deficiency, endorsement, debt or other Liability of any kind, whether known or unknown, direct or indirect, accrued or unaccrued, absolute or contingent, disputed or undisputed.

11.1.29 “Licenses” means all material notifications, licenses, permits (including environmental, construction and operation permits), qualifications, franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, and applications therefor.

11.1.30 “Liens” mean all mortgages, liens (statutory or otherwise), pledges, security interests, charges, claims, restrictions, limitations, options, easements, encroachments, rights of first refusal, preemptive rights, conditional sale agreements, or other right to purchase, adverse claims or restrictions or reservations of any kind, including restrictions on transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting transfer or any other encumbrance of any kind whatsoever.

11.1.31 “Lock-up Period” means the period from the Closing Date to the date which falls six months from the Closing Date.

11.1.32 “Material Adverse Effect” means any state of facts, change, event, circumstance, effect or occurrence, individually or in the aggregate with other facts, change, event, effect or occurrence, that is or would reasonably likely be materially adverse to the financial condition, results of operations, properties, assets or liabilities (including contingent liabilities), or business of Satschel and its Subsidiaries taken as a whole; provided, that none of the following, and no changes, effects, events, circumstances, occurrences or states of facts arising out of or resulting from the following, shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, or be taken into account in determining whether there has been a Material Adverse Effect, to the extent the following do not materially and disproportionately impact Satschel and its Subsidiaries, taken as a whole, compared to other companies in the industry or industries in which Satschel operates, in which case the extent of such material and disproportionate effect may be taken into account in determining whether a Material Adverse Effect has occurred: (a) changes or effects in general economic conditions; (b) changes in Laws or GAAP (or other analogous accounting standards) or the enforcement thereof; (c) changes or effects, including legal, tax or regulatory changes, that generally affect the industry or industry sectors in which Satschel and its Subsidiaries operate; (d) any changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism; or (e) changes or effects that arise out of or are attributable to the negotiation, execution, public announcement, pendency or performance of this Agreement or the compliance with the provisions thereof, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, but excluding any breach, violation or default, event of default or event of acceleration (or any event or circumstance that with notice, the lapse of time, or both would be or constitute a breach, violation, default, event of default or event of acceleration) or right of first refusal, right of first offer or preferential right that occurs, becomes exercisable or is otherwise triggered upon or as a result of the execution and delivery of this Agreement or any other Transaction Document or the consummation of the Purchase and Subscription.

Purchase and Subscription Agreement

11.1.33 “Order” means an order, binding determination, writ, injunction, judgment, plan, stipulation or decree.

11.1.34 “Ordinary Course” means (a) the ordinary course of business of Satschel and its Subsidiaries and consistent with the past practices of Satschel and its Subsidiaries and (b) not required to be authorized by the Director of Satschel and its Subsidiaries, or by any Person exercising similar authority; provided, that material violations of Law or a material violation of the contractual rights of third parties shall not be Ordinary Course.

11.1.35 “Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen and other like Liens incurred in the Ordinary Course and not yet delinquent, and (d) in the case of real property, zoning, building, or other restrictions, variances, covenants, rights of way, easements, mineral leases and reservations, and other minor irregularities in title, none of which, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by Satschel and its Subsidiaries, (ii) have more than an immaterial effect on the value thereof or its use or (iii) impair the ability of such parcel to be sold, leased or subleased for its present use. For the avoidance of doubt, except for Liens described in clauses (a) and (b), Liens securing obligations for the payment of money shall not constitute Permitted Liens hereunder.

Purchase and Subscription Agreement

11.1.36 “Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Entity.

11.1.37 “Proceeding” means (i) any Claim, cause of action or other proceeding before or filed with a Governmental Entity, (ii) any investigation, inquiry, charge or audit by a Governmental Entity, or (iii) any Order.

11.1.38 “Representatives” means, with respect to a Person, such Person’s Affiliates and their respective parents, directors, managers, officers, employees, attorneys, accountants, representatives, financial advisors, lenders, consultants, and other agents.

11.1.39 “Satschel Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Satschel or any Affiliate of Satschel in connection with the transactions contemplated hereby, including, but not limited to the Transaction Documents.

11.1.40 “Satschel Contract” means (i) any Contract that generated more than $100,000 in revenue or expenditure during Satschel’s most recent fiscal year or is anticipated to generate more than $100,000 in revenue or expenditure during Satschel’s current fiscal year; (ii) any employment, severance, change of control or other similar Contract with any of the employees or consultants of Satschel or its Subsidiaries; (iii) all Contracts creating, with any one or more third parties, any joint venture, partnership, strategic alliance or similar arrangement; (iv) any other Contract (other than purchase orders not issued under any Contract) which is material to the business and operations of Satschel and its Subsidiaries and the termination of which would have a Material Adverse Effect.

11.1.41 “Satschel Indemnified Parties” means Satschel and its Affiliates, each of their respective Representatives and each of the heirs, personal representatives, successors and assigns of any of the foregoing.

11.1.42 “Satschel Material Loss” means liabilities in excess of $10,000.

11.1.43 “Satschel Schedules” means the various schedules of Satschel as described in ARTICLE III.

11.1.44 “Schedule” means any schedule attached to this Agreement.

11.1.45 “SEC” means Securities and Exchange Commission.

11.1.46 “Securities Act” means the Securities Act of 1933, as amended.

11.1.47  “Subsidiary” or “Subsidiaries” means any or all Persons of which Satschel (or other specified Person) shall own directly or indirectly through another Person, a nominee arrangement or otherwise (a) at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person or (b) a majority of the economic interests of such Person.

Purchase and Subscription Agreement

11.1.48 “Tax Return” means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns, amended returns, information statements and reports of every kind with respect to Taxes.

11.1.49 “Taxes” means all taxes, assessments, charges, duties, fees, levies and other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, unclaimed property escheat, disability, transfer, sales, use, excise, License, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts, value-added and all other taxes of any kind imposed by any Governmental Entity.

11.1.50 “Transaction Documents” shall mean this Agreement, the Share Registration Form, Satschel Certification, and any other agreement contemplated by this Agreement to which ETHZilla or Satschel is a party.

Purchase and Subscription Agreement

ARTICLE XII.
MISCELLANEOUS PROVISIONS

12.1. Notices.  All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be delivered (i) by personal delivery, or (ii) by national overnight courier service, or (iii) by certified or registered mail, return receipt requested, or (iv) via facsimile transmission, with confirmed receipt, or (v) via email. Notice shall be effective upon receipt except for notice via fax (as discussed above) or email, which shall be effective only when the recipient, by return or reply email or notice delivered by other method provided for in this Section 12.1, acknowledges having received that email (with an automatic “read receipt” or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section 12.1, but which acknowledgement of acceptance shall also include cases where recipient ‘replies’ to such prior email, including the body of the prior email in such ‘reply’). Such notices shall be sent to the applicable Party or parties at the address specified below, subject to notice of changes thereof from any Party with at least ten (10) Business Days’ notice to the other Parties. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

If to ETHZilla:

ETHZilla Corporation

2875 South Ocean Blvd, Suite 200

Palm Beach, FL 33480

McAndrew Rudisill,

Chief Executive Officer

email: mcandrew@ethzilla.com

With copy to (which shall not constitute notice):

The Loev Law Firm, PC

Attn: David M. Loev and John S. Gillies

6300 West Loop South, Suite 280

Bellaire, Texas 77401

Email: dloev@loevlaw.com; and

john@loevlaw.com

If to Satschel, to:

Satschel, Inc.

Email: eric.choi@satschel.com

With copy to (which shall not constitute notice to):

Thomas Rosenberg, Esq.

555 Skokie Boulevard, Suite 455

Northbrook, IL 60062

Email: thomas.rosenberg@rkfglobal.com

12.2. Schedules and Exhibits.  The Schedules and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

12.3. Assignment; Successors in Interest.  No assignment or transfer by either Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

12.4. Captions.  The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

Purchase and Subscription Agreement

12.5. Publicity.  ETHZilla, and no other party, shall control, direct or make any public announcement, including the initial press release, regarding this Agreement and the transactions contemplated hereby except as may be required by applicable Law or by any Governmental Entity; provided, however, if Satschel believes they it is required by applicable Law or by any Governmental Entity to make a public statement regarding this Agreement or any of the transactions contemplated hereby such party shall use commercially reasonable efforts to first consult with ETHZilla. Satschel shall allow ETHZilla first to review the text of any such public statement.

12.6. Governing Law; Consent to Jurisdiction; Waiver of Trial By Jury; Etc.

1.2.1 This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Florida without reference to its choice of law rules.

12.6.2 Each Party hereby irrevocably consents and agrees that each Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Florida or the federal courts located in Palm Beach County, Florida. In that context, and without limiting the generality of the foregoing, each Party hereby irrevocably and unconditionally (i) consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or Proceeding; (ii) waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or Proceeding in any such court or that any such suit, action or Proceeding that is brought in any such court has been brought in an inconvenient forum; and (iii) waives any objection to service of process effected in accordance with Section 12.1 or any means allowable under Florida law or procedure. During the period a Legal Dispute is pending before a court, all actions, suits or Proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. In the event a Legal Dispute is brought pursuant to this Section 12.6.2, each Party hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not subject thereto, (b) such action, suit or Proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or Proceeding is brought in an inconvenient forum or (e) the venue of such action, suit or Proceeding is improper. A final judgment in any action, suit or Proceeding described in this Section 12.6.2 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

Purchase and Subscription Agreement

12.6.3 EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE SATSCHEL ANCILLARY AGREEMENTS OR THE ETHZILLA ANCILLARY AGREEMENTS OR ANY OTHER TRANSACTION AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY AND IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE SATSCHEL ANCILLARY AGREEMENTS AND THE ETHZILLA ANCILLARY AGREEMENTS AND ANY OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.6.3.

12.7. Severability.  Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

12.8. Amendment.  This Agreement may not be amended, modified or supplemented, except by written agreement of the Parties.

12.9. Enforcement of Certain Rights.  Except as expressly provided herein nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any right, remedy, obligation or Liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof (except as expressly set forth herein).

Purchase and Subscription Agreement

12.10. Specific Performance; Injunctive Relief.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. It is also agreed that either Party shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement by the other Party and to enforce specifically the terms and provisions hereof (without the necessity of showing economic loss and without any bond or other security being required), this being in addition to any other remedy to which either party may be entitled by law or equity.

12.11. Waivers.  Any agreement on the part of either Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by either Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by either Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

12.12. Integration.  THIS AGREEMENT AND THE DOCUMENTS EXECUTED PURSUANT HERETO, INCLUDING THE EXHIBITS AND SCHEDULES HERETO, SUPERSEDE ALL NEGOTIATIONS, AGREEMENTS AND UNDERSTANDINGS BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT THERETO.

12.13. Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Party such further information and documents and shall execute and deliver to the other Party such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to the other Party the benefits hereof.

12.14. Transaction Costs.  Except as otherwise expressly provided herein, if at all, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Purchase and Subscription Agreement

12.15. Construction. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural; (b) references to any gender include the other genders; (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”; (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) the terms “day” and “days” mean and refer to calendar day(s); (f) the terms “year” and “years” mean and refer to calendar year(s); and (g) all references in this Agreement to “dollars” or “$” shall mean United States Dollars. Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if both Parties had prepared it. Accounting terms not specifically defined herein shall be construed in accordance with GAAP.

12.16.  No Presumption from Drafting. This Agreement has been negotiated at arm’s-length between Persons knowledgeable in the matters set forth within this Agreement. Accordingly, given that all Parties have had the opportunity to draft, review and/or edit the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with or involving this Agreement. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intentions of the Parties.

12.17. Review and Construction of Documents. Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

12.18. Electronic Signatures.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows.]

Purchase and Subscription Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

ETHZilla:

ETHZilla Corporation.

By:	/s/ McAndrew Rudisill
	Name:	McAndrew Rudisill
	Title:	Chief Executive Officer

SATSCHEL:

Satschel, Inc.

By:	/s/ Eric Choi

Its:	Co-founder/Chairman

Printed Name:	Eric Choi

Purchase and Subscription Agreement

EXHIBIT A

FORM OF STOCK REGISTRATION FORM

(CHECK ONE):

☐	INDIVIDUAL OWNERSHIP (one signature required)

☐	TRUST (please include name of trust, name of trustee, and date trust was formed and copy of the Trust Agreement or other authorization)

☐	PARTNERSHIP (please include a copy of the Partnership Agreement authorizing signature)

☐	CORPORATION (please include a certified corporate resolution authorizing signature)

☐	LIMITED LIABILITY COMPANY (please include a certified corporate resolution authorizing signature)

________________________________________________________________________

Please print here the exact name (registration)

Satschel desires to appear in the records of ETHZilla

________________________________________________________________________

Please print here the exact address

Satschel desires to appear in the records of ETHZilla

Signature:

By: _________________________

Printed Name: ______________________

If on behalf of Entity:

Entity Name: ___________________

Signatory’s Position with Entity: ___________________

Beneficial Owner(s) of Securities To Be Owned by Entity:

_____________________

Address: ____________________________________________________________

SS#/Tax Id Number: ______________________________

Telephone Number: ( ) - _____ - _______

Email:____________________

EXHIBIT B

CERTIFICATE OF ACCREDITED INVESTOR STATUS

By signing below, the undersigned confirms, acknowledges and agrees that he, she or it, is an “accredited investor,” as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”). This Certificate of Accredited Investor Status forms a part of that certain Purchase and Subscription Agreement dated on or around October 22, 2025, by and between ETHZilla Corporation, a Delaware corporation (the “ETHZilla”), and Satschel, Inc, a Delaware corporation (“Satschel”) (the “Purchase Agreement”). Capitalized terms used herein but not otherwise defined have the meanings given to such terms in the Purchase Agreement.

The undersigned has initialed the line below indicating the basis on which he, she or it is representing his, her or its status as an “accredited investor”. The representation and confirmation below shall be effective for all purposes as of the Closing Date, as defined in the Purchase Agreement (the “Applicable Date”) pursuant to the terms of the Purchase Agreement. ETHZilla and its attorneys and representatives shall be able to rely on this Certificate of Accredited Investor Status for any and all purposes. The undersigned confirms, acknowledges and agrees that he, she or it, is an “accredited investor”, due to the fact that he, she or it is:

☐	a bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Satschel Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; a small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

☐	a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

☐	an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

Certificate of Accredited Investor Status

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☐	a natural person whose individual net worth, or joint net worth with the undersigned’s spouse or spousal equivalent, at the time of this purchase exceeds $1,000,000. For purposes of this item, “net worth” means the excess of total assets at fair market value (including personal and real property, but excluding the estimated fair market value of a person’s primary home) over total liabilities. Total liabilities excludes any mortgage on the primary home in an amount of up to the home’s estimated fair market value as long as the mortgage was incurred more than 60 days before the Applicable Date, but includes (i) any mortgage amount in excess of the home’s fair market value and (ii) any mortgage amount that was borrowed during the 60-day period before the Applicable Date;

☐	a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with the undersigned’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year. “Income” for this purpose is computed by adding the following items to adjusted gross income for federal income tax purposes: (a) the amount of any tax-exempt interest income received; (b) the amount of losses claimed as a limited partner in a limited partnership; (c) any deduction claimed for depletion; (d) deductions for alimony paid; (e) deductible amounts contributed to an IRA or Keogh retirement plan; and (f) any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Section 1202 of the Internal Revenue Code; or

☐	an entity (other than a trust) in which all of the equity holders are “accredited investors” by virtue of their meeting one or more of the above standards.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Accredited Investor Status on October 22, 2025.

Name:______________________________________________

By: _________________________________________________

Signature

Printed Name of Signatory (if entity):_______________________

Title: _________________________________________________

(required for any stockholder that is a corporation, partnership, trust or other entity)

If joint ownership, both parties should sign above.

Certificate of Accredited Investor Status

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